Modis Professional Services Announces Third Quarter Results

EPS from Continuing Operations (Before Restatement) Up 33% to $.20 vs. $.15

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Nov. 12, 1998-- Revenues from Continuing Operations up 46% to $441.6 Million vs. $302.3 Million

Modis Professional Services, Inc. (NYSE:MPS - news), a global provider of information technology and professional services, including consulting, outsourcing, outplacement, training, and professional staffing services, today announced results for the third quarter and nine months ended September 30, 1998.

Financial Results

The discussion below includes results of continuing and discontinued operations and the change in accounting treatment (restatement) of the Actium acquisition from a pooling of interests to a purchase. On October 31, 1998, the Company's Board of Directors authorized the repurchase of up to $200 million of the Company's common stock. The Company first considered the repurchase on August 31, 1998, shortly after it announced the sale of its commercial businesses (``Strategix'') to Randstad for $850 million as a result of an unsolicited offer. Prior to the Randstad offer, the Company had announced plans to sell 20% of Strategix in an initial public offering with a subsequent spin-off of the Company's interest to its shareholders, subject to certain market conditions.

As a result of the aforementioned events, the Company believes it is now appropriate to change the accounting treatment for its acquisition of Actium, Inc. on March 27, 1998, from a pooling of interests to a purchase. As a result, the Company has recorded goodwill of approximately $130.0 million, based on the preliminary allocation of purchase price. Prior periods have been restated to eliminate the Actium results and, starting in the second quarter of 1998, included amortization of goodwill from the purchase. In addition, as a result of the sale of Strategix, the Company will present those financial results as discontinued operations for all periods presented and discussed.

Continuing Operations

Revenues for the third quarter of 1998 totaled $441.6 million, an increase of 46% over revenues of $302.3 million in the year-earlier period. Net income for the quarter, before the pooling restatement, totaled $22.8 million, an increase of 38% over third quarter 1997 net income of $16.5 million. After giving effect to the pooling restatement, net income for the 1998 third quarter totaled $22.0 million, an increase of 33% over third quarter 1997 net income of $16.5 million. Net income per diluted common share, before the pooling restatement, rose 33% to $0.20 per share, compared with net income of $0.15 per diluted common share for the third quarter of 1997. After giving effect to the pooling restatement, net income per diluted common share for the third quarter of 1998 rose 27% to $0.19 per share compared with net income of $0.15 per diluted common share for the third quarter of 1997.

For the nine months ended September 30, 1998, revenues totaled $1.24 billion, an increase of 52% over revenues of $818.0 million in the prior-year period. Net income year to date, before the pooling restatement, totaled $69.9 million before non-recurring merger costs, an increase of 54% over net income for the first nine months of 1997 of $45.4 million. Diluted net income per common share, before the pooling restatement, rose 40% to $0.60 per share, compared with $0.43 per diluted common share for the year-earlier period. After giving effect to the pooling restatement, net income for the nine months ended September 30, 1998, totaled $68.3 million, up 50% over net income for the prior-year period of $45.4 million, and net income per diluted common share rose 37% to $0.59 per share for the nine months ended September 30, 1998, compared with net income per diluted common share of $0.43 for the year-earlier period.

Revenues for the third quarter of 1998, broken down by division, are as follows:
Information Technology $301 million and Professional $141 million. This compares with third quarter 1997 revenue of $198 million for Information Technology and $104 million for Professional. Professional revenue was affected by the disposition of an unprofitable foreign technical/engineering unit that would have contributed approximately $3 million in revenue this quarter. In addition, the impact on revenue from holidays (July 4th and Labor Day) was greater than expected in the two divisions, which contributed to fewer billable hours.

Gross margin percentages for the third quarter of 1998, broken down into the two aforementioned divisions, are: Information Technology -- U.S. 27.7% and International 18.8%; Professional Services 30%. This compares with third quarter 1997 gross margins of 27.4% for Information Technology -- U.S. and 17% for Information Technology -- International on a pro forma basis; 32.6% for Professional Services.

The comparative gross margin in the professional division is affected by the relative revenue contribution each quarter of each separate line of business -- accounting, legal, engineering/technical, scientific, outplacement/workforce, and consulting -- and the fact that in the 1997 quarter, the international portion of professional services (which historically has lower gross margins) was a much smaller part of the total revenue mix.

Sale of Discontinued Operations

As previously announced, the Company sold Strategix, its commercial staffing services business, effective September 27, 1998. The results of this business prior to the sale have been reported as discontinued operations. The after-tax proceeds from the sale totaled approximately $600 million and were used to retire all borrowings under the Company's credit facility with the remaining proceeds available for other corporate purposes. The after-tax gain on the sale of $216 million, or $1.79 per share, was recognized in the current quarter.

Management Comments

Commenting on the results, Modis Professional Services Chairman, President and Chief Executive Officer Derek E. Dewan said, ``We are pleased with our third quarter results and have made significant progress. Highlights during the third quarter include:

o Sale of our commercial businesses -- Strategix -- for $850 million and use of a portion of the proceeds to pay off our credit facility;

o Announcement of a share repurchase program of up to $200

  million of common stock, which may be additive to earnings per share;

o Secured a new $500 million revolving credit facility;

o Transformed our company into a world class information

  technology and professional services firm.

``We have made several investments in infrastructure -- systems, sales and marketing -- and added strong operational leadership in each division,'' Dewan continued. ``Our goal is to continue to generate strong internal growth and capture greater market share in each service line.

``The acquisition pipeline is full and purchase multiples have adjusted downward. We plan to accelerate our activity in making strategic cash acquisitions that are accretive to earnings per share and that fill in a specialty area or a geographic need in both divisions. We are well positioned to do so with our strong cash position and new credit facility.''

Timothy D. Payne, President and Chief Operating Officer of modis, the Company's billion-dollar information technology services division, added, ``The information technology sector is strong and vibrant. Our size, geographic diversity, and breadth of I.T. services -- enterprise resource planning implementation, data warehousing, software application development, systems integration, electronic commerce, Internet and Web enablement services -- allow us to compete very effectively for new clients and expand services to existing customers. Additionally, we have designed our organizational structure along practice specialties for modis Solutions to help facilitate and accelerate cross-selling with the modis Consulting branch network.''

About Modis Professional Services, Inc.

Modis Professional Services, Inc. is a global provider of business services, including consulting, outsourcing, outplacement, training, and professional staffing services. The Company provides strategic solutions in the information technology, accounting, legal, engineering/technical, and scientific areas. Headquartered in Jacksonville, Florida, the Company serves the Fortune 1000 and other leading businesses through its offices located in the United States, Canada, the United Kingdom, Continental Europe, and Latin America. For more information about Modis Professional Services, please visit the following web site: www.modispro.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's reports on Forms 10-K, 10-Q and 8-K made under the Securities Exchange Act of 1934. For instance, the Company's results of operations may differ materially from those anticipated in the forward-looking statements due to, among other things: the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the general level of economic activity in the Company's markets; increased price competition; and the continued availability of qualified temporary personnel -- particularly in the information technology and other professional segments of the Company's businesses. In addition, the market price of the company's stock may from time to time be significantly volatile as a result of, among other things: the Company's operating results; the operating results of other temporary staffing companies; and changes in the performance of the stock market in general.

                   MODIS PROFESSIONAL SERVICES, INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
Operating Highlights:             1998     1997       1998     1997
Revenue                         $441,580 $302,300 $1,241,456 $818,179

Gross profit                     120,700   87,990    342,953  229,292

Net income from continuing
  operations                      22,021   16,548     68,252   45,424
Net income from discontinued
  operations                       6,907   12,141     30,020   28,614
Gain on sale of discontinued
  operations, net                216,365       --    216,365       --
Net income                      $245,293  $28,689   $314,637  $74,038

Diluted net income per common share:
   From continuing operations
     (before restatement)        $  0.20  $  0.15  $    0.60 $   0.43

   From continuing operations
     (restated)                     0.19     0.15       0.59     0.43
   From discontinued operations     0.06     0.11       0.25     0.25
   Gain on sale of discontinued
      operations                    1.79       --       1.80       --
   Net income per common share   $  2.04  $  0.26  $    2.64 $   0.68

Weighted average shares
  outstanding                    120,875  113,966    119,921  112,567

                                                           As of
                                                    Sept. 30, Dec. 31,
Balance Sheet Highlights:                             1998      1997
Working capital                                    $ 404,109  $514,966
Total assets                                       2,038,650 1,369,022
Long-term debt                                         2,596   347,785
Convertible debentures                                86,250    86,250
Stockholders' equity                               1,313,900   812,842

---------------
Contact:

     Modis Professional Services Inc., Jacksonville
     Michael D. Abney, 904/360-2550
     or
     Derek E. Dewan, 904/360-2525

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